Exhibit 4.1

Second Amendment to

Amended and Restated Rights Agreement

This Second Amendment to Amended and Restated Rights Agreement, dated as of March 23, 2015 (this “Amendment”), is made and entered into by and between AEP Industries Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Rights Agent”).

WHEREAS, on March 31, 2011, the Company and the Rights Agent entered into the Rights Agreement (the “Original Agreement”);

WHEREAS, on March 28, 2014, the Company and the Rights Agent entered into the Amended and Restated Rights Agreement (the “Amended and Restated Rights Agreement”), which amended and restated the Original Agreement in its entirety;

WHEREAS, on April 16, 2014, the Company and the Rights Agent entered into the First Amendment to Amended and Restated Rights Agreement (the “First Amendment;” and the Amended and Restated Rights Agreement, as amended by the First Amendment, the “Rights Agreement”); and

WHEREAS, the Board of Directors of the Company believes it is in the best interests of the Company and its stockholders to prevent a Distribution Date under the Rights Agreement in present circumstances.

NOW, THEREFORE, the parties agree as set forth below.

1. AMENDMENT. The definition of “Exempt Person” in Section 1(i)(2)(C) of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

“or (C) the acquisition of Beneficial Ownership of additional shares of Common Stock on or prior to April 1, 2014 and the acquisition of Beneficial Ownership of 1,400 additional shares of Common Stock on March 12, 2015; provided, however, this clause (C) shall only apply to such acquisitions by KSA Capital Management, LLC, Daniel Khoshaba, and Crown Cork & Seal Company, Inc. Pension Plan, and one or more of their Related Persons.”

2. CONFLICTS WITH THE RIGHTS AGREEMENT. The terms and provisions explicitly set forth herein shall modify and supersede all inconsistent provisions set forth in the Rights Agreement. Except as expressly modified and superseded hereby, the terms and provisions of the Rights Agreement are ratified and confirmed and shall continue in full force and effect and shall continue to be legal, valid, binding and enforceable in accordance with its terms. Further, any references to the “entire agreement” or similar term in the Rights Agreement shall be deemed to include this Amendment.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

AEP INDUSTRIES INC.

By:	/s/ Paul M. Feeney
	Name:	Paul M. Feeney
	Title:	Executive Vice President, Finance, and Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Mike Nespoli
	Name:	Mike Nespoli
	Title:	Executive Director Relationship Management

SIGNATURE PAGE TO SECOND AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT